DON DETAMPEL TO BE REPLACED ON ZAYO GROUP BOARD
Due to Potential Conflict Associated with Executive Position at Charter Communications

LOUISVILLE, Colo. – March 28, 2011 — Zayo Group announced today that Don Detampel has resigned his position as Director due to potential conflicts associated with his recent appointment to Executive Vice President at Charter Communications. Mr. Detampel was one of two independent members of Zayo Group’s board.   Rick Connor, the other independent director, is chairman of the Audit Committee and is a member of the Compensation Committee.  Zayo Group will seek to replace Mr. Detampel with an independent director over the next several months.

Don Detampel joined Zayo Group’s board on July 22, 2010.   As part of his board responsibilities, Mr. Detampel was chairman of the Compensation Committee and a member of the Audit Committee.  Subsequent to joining Zayo Group’s board, Mr. Detampel joined Charter Communications as Executive Vice President and President, Commercial Services.  At the time, the directors of Zayo Group considered whether Mr. Detampel’s position at Charter represented a conflict with his Zayo responsibilities.  The group concluded it desired for Mr. Detampel to maintain his position as a Zayo director, but the question of conflict would be revisited over the subsequent six months as both Mr. Detampel and the Zayo directors gathered additional information.

In recent weeks, Mr. Detampel assumed additional responsibilities within Charter Communications.  Due to a combination of constraints on Mr. Detampel’s availability and potential business conflicts, Mr. Detampel and the Zayo directors agreed it would be best if he resigned from the Zayo Group board.

“Don’s vast experience in the telecom and Internet industry was very valuable to Zayo’s board and management team,” emphasized Dan Caruso, President and CEO of Zayo Group.  “As a director, he will be genuinely missed.  As a friend and business colleague, I look forward to continuing to benefit from Don’s wisdom and know-how.”

“I enjoyed being part of Zayo Group, and I am confident that the company will continue to do well for its stakeholders,” added Mr. Detampel, “Though business conflicts prevent me from continuing in my role of Zayo Group Director, I look forward to seeing the ongoing development of the Charter and Zayo commercial relationship.”

Mr. Detampel’s resignation was effective March 24, 2011.

About Zayo Group
Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a leading provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo Group is organized into autonomous business units supporting customers who require lit and dark fiber services and carrier neutral colocation. Zayo’s business units provide these services over regional, metro and fiber-to-the-tower networks. Zayo was recently ranked #23 on the ColoradoBiz Top 250 Private Companies in Colorado and its President and CEO, Dan Caruso, was recently named one of the “Eleven Colorado business people to watch in 2011” by the Denver Post.

Media Contact
Megan Rainey
303.381.3316
mrainey@zayo.com